PROMISSORY NOTE

$200,000.00                                                     August 9, 2000

     FOR VALUE RECEIVED, the undersigned, Linux Global Partners, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of Medicore, Inc., a Florida corporation, or its successors and assigns (hereinafter, with any subsequent holder, the "Holder"), at its principal offices located at 2337 West 76th Street, Hialeah, Florida 33016, or at such other place or to such other party as the holder of this Promissory Note may from time to time designate in writing, the principal sum of Two Hundred Thousand Dollars ($200,000.00) together with interest on the principal balance outstanding from time to time at the fixed rate of ten percent (10%) per annum, computed daily. All payments hereunder shall be made in lawful currency of the United States and in immediately available funds. Interest shall be calculated on the basis of the actual number of days elapsed over a 360-day year. Unless sooner paid in full, the entire unpaid principal of this Note, together with all accrued, but unpaid, interest and all other fees, costs, and charges, if any, shall be due and payable in full on September 8, 2000 (the "Maturity Date"). No payments of principal or interest are required hereunder until the Maturity Date except as otherwise provided herein. If any amounts due under this Note are due on a day which is not a business day, then such amounts shall be due on the next following day which is a regular business day.

     Except as otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Secured Promissory Note between the Company and the Holder dated January 27, 2000, as amended by the Amended Secured Promissory Note between the Company and the Holder dated March 27, 2000 (collectively "Secured Note"). This Note is subject to all the terms and conditions of the Secured Note other than the maturity date of the Secured Note (Sec. 2) and the purpose of the Secured Note (Sec. 3). Otherwise all the terms and provisions of the Secured Note shall continue in full force and effect.

     IN WITNESS WHEREOF, the Company has duly executed this Promissory Note as of the day and year first above written.

ATTEST:                                COMPANY:

                                       LINUX GLOBAL PARTNERS, INC.,
                                       a Delaware corporation

/s/ Lawrence E. Jaffe                     /s/ Wm. Jay Roseman

----------------------------------     By:------------------------------(SEAL)
                                          Wm. Jay Roseman, Co-Chairman

STATE OF NEW JERSEY )
                    )   SS:
COUNTY OF BERGEN    )

     The foregoing instrument was acknowledged before me this 9th day of August, 2000, by Wm. Jay Roseman, the Co-Chairman of Linux Global Partners, Inc., a Delaware corporation, on behalf of the corporation.

                                       /s/ Nancy A. Cox

                                       -----------------------------------
                                       Notary Public of New Jersey
                                       My Commission Expires March 6, 2005